To: Ron Levy, CEO, The Crypto Company

From: Tony Strickland, Board Member, The Crypto Company

Re: The Crypto Company

Please accept this formal notice of my resignation from the board position at The Crypto Company effective April 25th at 3pm.

After careful consideration, I made the decision to resign because of my new role as Mayor of Huntington Beach. I simply can't continue to conduct the duties of a board member while serving my obligations to the City of Huntington Beach. I do not have any disagreements with the company or management.

It has been a wonderful experience and I thank you for the opportunity to serve on the board these past many years. I am proud of the work we accomplished and I hope you will continue to grow the company and make it as successful as possible.

I wish you and The Crypto Company continued growth and success in the future.

All the Best,

Tony Strickland
Mayor of Huntington Beach